Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: August 6, 2018
Boise Cascade Company Reports 2018 Second Quarter Net Income of $41.8 Million on Sales of $1.4 Billion

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $41.8 million, or $1.06 per share, on sales of $1.4 billion for the second quarter ended June 30, 2018. Second quarter results include $9.0 million of net after-tax losses, or $0.23 per share, from non-cash pension settlement charges.

Second Quarter 2018 Highlights

	2Q 2018	2Q 2017	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,408,132	$1,138,939	24%
Net income	41,825	22,154	89%
Net income per common share - diluted	1.06	0.57	86%
Adjusted EBITDA [1]	85,800	62,063	38%

Segment Results
Wood Products sales	$425,483	$350,277	21%
Wood Products income	36,482	15,395	137%
Wood Products EBITDA [1]	55,935	30,659	82%

Building Materials Distribution sales	1,213,783	980,706	24%
Building Materials Distribution income	47,713	34,509	38%
Building Materials Distribution EBITDA [1]	52,160	38,365	36%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the second quarter 2018, total U.S. housing starts increased 8% compared to the same period last year. Single-family starts, which are the primary demand driver of our sales, increased 9% and multi-family starts increased 6% in the second quarter 2018.

"Both of our businesses delivered outstanding results in the second quarter. Wood Products made very good progress on engineered wood products pricing and took advantage of exceptionally strong plywood markets. BMD executed well and captured market opportunities at both the local and national level," commented Tom Corrick, CEO. "I am very pleased that we further strengthened our nationwide distribution capabilities with the acquisitions in Nashville, Tennessee, and Medford, Oregon. Similar acquisitions remain a priority. As reflected by these acquisitions and our board’s decision to declare an additional dividend of $1.00 per share this quarter, we continue to have a strong focus on deploying capital to create shareholder value."

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $75.2 million, or 21%, to $425.5 million for the three months ended June 30, 2018, from $350.3 million for the three months ended June 30, 2017. The increase in sales was driven primarily by higher sales prices for plywood, I-joists and LVL (I-joists and LVL are collectively referred to as EWP). In addition, increases in EWP sales volumes contributed to improved sales. Sales volumes for plywood were relatively flat compared with the same period in the prior year.

Wood Products segment income increased $21.1 million to $36.5 million for the three months ended June 30, 2018, from $15.4 million for the three months ended June 30, 2017. The improvement in segment income was due primarily to higher sales prices of plywood and EWP. These improvements were offset partially by higher log costs, as well as oriented strand board (OSB) costs used in the manufacture of I-joists. In addition, depreciation and amortization expense increased $4.2 million compared to the prior year quarter.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	2Q 2018 vs. 2Q 2017	2Q 2018 vs. 1Q 2018

Average Net Selling Prices
LVL	10%	5%
I-joists	12%	3%
Plywood	26%	6%
Sales Volumes
LVL	3%	—%
I-joists	5%	9%
Plywood	—%	2%

Building Materials Distribution

BMD's sales increased $233.1 million, or 24%, to $1,213.8 million for the three months ended June 30, 2018, from $980.7 million for the three months ended June 30, 2017. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 15% and 9%, respectively. By product line, commodity sales increased 33%, general line product sales increased 15%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 18%.

BMD segment income increased $13.2 million to $47.7 million for the three months ended June 30, 2018, from $34.5 million in the comparative prior year quarter, driven primarily by a higher gross margin of $27.8 million generated from a sales increase of 24%. The increase in gross margin was offset partially by higher selling and distribution expenses of $12.7 million.

In second quarter 2018, BMD completed the acquisition of wholesale building material distribution locations in Nashville, Tennessee and Medford, Oregon (collectively, the "Acquisitions"). The company funded the Acquisitions with cash on hand. These distribution locations add to our existing distribution business and strengthen our nationwide presence. In addition, we believe we will be able to broaden our product and service offerings within these markets following the Acquisitions.

Income Taxes

On December 22, 2017, the Tax Cuts and Jobs Act was enacted by the U.S. government. The most significant impact to our financial statements is the reduction of the corporate federal income tax rate from 35% to 21%. For the three months ended June 30, 2018 and 2017, we recorded $13.8 million and $13.1 million, respectively, of income tax expense and had an effective rate of 24.9% and 37.2%, respectively.

Balance Sheet

Boise Cascade ended the second quarter with $210.0 million of cash and cash equivalents and $395.4 million of undrawn committed bank line availability, for total available liquidity of $605.4 million. The Company had $438.9 million of outstanding debt at June 30, 2018.

On August 2, 2018, our board of directors declared a quarterly dividend of $0.07 per share, as well as an additional dividend of $1.00 per share, on our common stock payable on September 17, 2018, to stockholders of record on August 31, 2018.

On April 25, 2018, Boise Cascade transferred $151.8 million of its pension plan assets to The Prudential Insurance Company of America (Prudential) for the purchase of a group annuity contract. Under the arrangement, Prudential assumed ongoing responsibility for administration and benefit payments for approximately one-third of Boise Cascade’s U.S. qualified pension plan projected benefit obligations. As a result of the transaction, the Company recognized a non-cash pension settlement charge of $12.0 million before tax in the second quarter of 2018.

On August 3, 2018, we entered into a commitment letter with Prudential to purchase another group annuity contract, in which Prudential will assume ongoing responsibility for administration and benefit payments for approximately 40 percent, or $122 million, of Boise Cascade’s then remaining U.S. qualified pension plan projected benefit obligations. As a result, we expect to recognize a non-cash pension settlement charge of approximately $10 million before tax in the third quarter of 2018. In conjunction with the transaction, we also plan to make a discretionary pension contribution of $20 million in third quarter 2018, for which we will receive a tax deduction at the 2017 federal income tax rate.

The pension-related transactions significantly reduce the Company's pension liability and its exposure to pension funding obligations that can result from future asset return, discount rate, and mortality assumption changes.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2018. The July 2018 Blue Chip consensus forecast for 2018 reflects 1.32 million total U.S. housing starts, a 10% expected increase from 2017 levels. We remain optimistic that the improvement in demand for our products will continue as household formation rates and residential construction continue to recover. Future commodity product pricing and commodity input costs could be volatile in response to industry operating rates, net import and export activity, transportation constraints or disruptions, inventory levels in various distribution channels, and seasonal demand patterns. Commodity product pricing is currently above historical levels; however, prices have trended downward since the middle of June 2018. As a wholesale distributor of a broad mix of commodity products and a manufacturer of certain commodity products, we have sales and profitability exposure to declines in commodity product prices.

We have successfully grown revenues and earnings in our distribution business as residential construction has recovered in the U.S. over the last several years. As we consider further acquisitions, much of our activity will remain focused on adding to our distribution capabilities.

We expect our capital spending, excluding acquisitions, to be $75-$85 million during 2018.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Monday, August 6, at 11 a.m. Eastern, to review the Company's second quarter results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 6886808, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Monday, August 6, at 2 p.m. Eastern through Monday, August 13, at 2 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 6886808.

Basis of Presentation

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017

Sales	$1,408,132	$1,138,939	$1,182,841	$2,590,973	$2,113,382

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,193,918	980,210	1,009,778	2,203,696	1,826,969
Depreciation and amortization	24,296	19,601	22,111	46,407	38,945
Selling and distribution expenses	96,841	82,308	83,356	180,197	155,988
General and administrative expenses	19,977	15,559	15,886	35,863	29,129
Other (income) expense, net	(956)	(1,238)	(94)	(1,050)	(1,273)
	1,334,076	1,096,440	1,131,037	2,465,113	2,049,758

Income from operations	74,056	42,499	51,804	125,860	63,624

Foreign currency exchange gain (loss)	(172)	13	(263)	(435)	41
Pension expense (excluding service costs)	(12,380)	(50)	(244)	(12,624)	(81)
Interest expense	(6,580)	(6,491)	(6,362)	(12,942)	(12,855)
Interest income	237	54	264	501	87
Change in fair value of interest rate swaps	499	(724)	1,641	2,140	(429)
	(18,396)	(7,198)	(4,964)	(23,360)	(13,237)

Income before income taxes	55,660	35,301	46,840	102,500	50,387
Income tax provision	(13,835)	(13,147)	(9,790)	(23,625)	(18,213)
Net income	$41,825	$22,154	$37,050	$78,875	$32,174

Weighted average common shares outstanding:
Basic	38,981	38,643	38,778	38,880	38,572
Diluted	39,403	39,002	39,396	39,384	38,931

Net income per common share:
Basic	$1.07	$0.57	$0.96	$2.03	$0.83
Diluted	$1.06	$0.57	$0.94	$2.00	$0.83

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017

Segment sales	$425,483	$350,277	$397,991	$823,474	$675,934

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	356,297	309,876	342,559	698,856	602,336
Depreciation and amortization	19,453	15,264	17,544	36,997	30,415
Selling and distribution expenses	9,382	7,563	8,113	17,495	15,299
General and administrative expenses	4,678	3,213	3,692	8,370	6,083
Other (income) expense, net	(809)	(1,034)	(38)	(847)	(982)
	389,001	334,882	371,870	760,871	653,151

Segment income	$36,482	$15,395	$26,121	$62,603	$22,783

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	83.7%	88.5%	86.1%	84.9%	89.1%
Depreciation and amortization	4.6%	4.4%	4.4%	4.5%	4.5%
Selling and distribution expenses	2.2%	2.2%	2.0%	2.1%	2.3%
General and administrative expenses	1.1%	0.9%	0.9%	1.0%	0.9%
Other (income) expense, net	(0.2)%	(0.3%)	—%	(0.1)%	(0.1%)
	91.4%	95.6%	93.4%	92.4%	96.6%

Segment income	8.6%	4.4%	6.6%	7.6%	3.4%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017

Segment sales	$1,213,783	$980,706	$992,381	$2,206,164	$1,796,389

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,067,592	862,349	874,859	1,942,451	1,583,648
Depreciation and amortization	4,447	3,856	4,172	8,619	7,582
Selling and distribution expenses	87,394	74,648	75,181	162,575	140,496
General and administrative expenses	6,787	5,548	5,830	12,617	10,541
Other (income) expense, net	(150)	(204)	(49)	(199)	(352)
	1,166,070	946,197	959,993	2,126,063	1,741,915

Segment income	$47,713	$34,509	$32,388	$80,101	$54,474

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.0%	87.9%	88.2%	88.0%	88.2%
Depreciation and amortization	0.4%	0.4%	0.4%	0.4%	0.4%
Selling and distribution expenses	7.2%	7.6%	7.6%	7.4%	7.8%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	96.1%	96.5%	96.7%	96.4%	97.0%

Segment income	3.9%	3.5%	3.3%	3.6%	3.0%

Segment Information
(in thousands)

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017
Segment sales
Wood Products	$425,483	$350,277	$397,991	$823,474	$675,934
Building Materials Distribution	1,213,783	980,706	992,381	2,206,164	1,796,389
Intersegment eliminations and other	(231,134)	(192,044)	(207,531)	(438,665)	(358,941)
Total net sales	$1,408,132	$1,138,939	$1,182,841	$2,590,973	$2,113,382

Segment income
Wood Products	$36,482	$15,395	$26,121	$62,603	$22,783
Building Materials Distribution	47,713	34,509	32,388	80,101	54,474
Total segment income	84,195	49,904	58,509	142,704	77,257
Unallocated corporate	(10,139)	(7,405)	(6,705)	(16,844)	(13,633)
Income from operations	$74,056	$42,499	$51,804	$125,860	$63,624

Segment EBITDA (a)
Wood Products	$55,935	$30,659	$43,665	$99,600	$53,198
Building Materials Distribution	52,160	38,365	36,560	88,720	62,056

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	June 30, 2018	December 31, 2017
ASSETS

Current
Cash and cash equivalents	$210,011	$177,140
Receivables
Trade, less allowances of $904 and $945	360,765	246,452
Related parties	506	345
Other	13,913	9,380
Inventories	572,606	476,673
Prepaid expenses and other	13,385	22,582
Total current assets	1,171,186	932,572

Property and equipment, net	562,025	565,792
Timber deposits	15,687	13,503
Goodwill	60,454	55,433
Intangible assets, net	17,357	15,066
Deferred income taxes	8,739	9,064
Other assets	15,004	15,763
Total assets	$1,850,452	$1,607,193

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	June 30, 2018	December 31, 2017
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$349,648	$233,562
Related parties	2,017	1,225
Accrued liabilities
Compensation and benefits	81,147	84,246
Interest payable	6,742	6,742
Other	80,306	55,786
Total current liabilities	519,860	381,561

Debt
Long-term debt	438,870	438,312

Other
Compensation and benefits	64,143	75,439
Deferred income taxes	23,150	16,454
Other long-term liabilities	36,241	20,878
	123,534	112,771

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 44,058 and 43,748 shares issued, respectively	441	437
Treasury stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	524,099	523,550
Accumulated other comprehensive loss	(56,907)	(76,702)
Retained earnings	434,534	361,243
Total stockholders' equity	768,188	674,549
Total liabilities and stockholders' equity	$1,850,452	$1,607,193

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30
	2018	2017
Cash provided by (used for) operations
Net income	$78,875	$32,174
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	47,416	39,929
Stock-based compensation	4,731	4,443
Pension expense	13,026	683
Deferred income taxes	(1,092)	4,542
Change in fair value of interest rate swaps	(2,140)	429
Other	(1,051)	(1,259)
Decrease (increase) in working capital, net of acquisitions
Receivables	(111,068)	(107,781)
Inventories	(89,051)	(57,260)
Prepaid expenses and other	(4,361)	(3,960)
Accounts payable and accrued liabilities	134,498	114,908
Pension contributions	(1,042)	(1,145)
Income taxes payable	18,586	7,063
Other	1,009	(1,288)
Net cash provided by operations	88,336	31,478

Cash provided by (used for) investment
Expenditures for property and equipment	(28,327)	(29,551)
Acquisitions of businesses and facilities	(17,577)	—
Proceeds from sales of assets and other	321	1,840
Net cash used for investment	(45,583)	(27,711)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	7,500	366,400
Payments of long-term debt, including revolving credit facility	(7,500)	(366,400)
Tax withholding payments on stock-based awards	(5,120)	(2,901)
Dividends paid on common stock	(5,481)	—
Proceeds from exercise of stock options	942	22
Other	(223)	(153)
Net cash used for financing	(9,882)	(3,032)

Net increase in cash and cash equivalents	32,871	735

Balance at beginning of the period	177,140	103,978

Balance at end of the period	$210,011	$104,713

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2017 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended June 30, 2018 and 2017, and March 31, 2018, and the six months ended June 30, 2018 and 2017:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017
	(in thousands)
Net income	$41,825	$22,154	$37,050	$78,875	$32,174
Interest expense	6,580	6,491	6,362	12,942	12,855
Interest income	(237)	(54)	(264)	(501)	(87)
Income tax provision	13,835	13,147	9,790	23,625	18,213
Depreciation and amortization	24,296	19,601	22,111	46,407	38,945
EBITDA	86,299	61,339	75,049	161,348	102,100
Change in fair value of interest rate swaps	(499)	724	(1,641)	(2,140)	429
Adjusted EBITDA	$85,800	$62,063	$73,408	$159,208	$102,529

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended June 30, 2018 and 2017, and March 31, 2018, and the six months ended June 30, 2018 and 2017:

	Three Months Ended			Six Months Ended
	June 30		March 31, 2018	June 30
	2018	2017		2018	2017

	(in thousands)
Wood Products
Segment income	$36,482	$15,395	$26,121	$62,603	$22,783
Depreciation and amortization	19,453	15,264	17,544	36,997	30,415
EBITDA	$55,935	$30,659	$43,665	$99,600	$53,198

Building Materials Distribution
Segment income	$47,713	$34,509	$32,388	$80,101	$54,474
Depreciation and amortization	4,447	3,856	4,172	8,619	7,582
EBITDA	$52,160	$38,365	$36,560	$88,720	$62,056

Corporate
Unallocated corporate expenses	$(10,139)	$(7,405)	$(6,705)	$(16,844)	$(13,633)
Foreign currency exchange gain (loss)	(172)	13	(263)	(435)	41
Pension expense (excluding service costs)	(12,380)	(50)	(244)	(12,624)	(81)
Change in fair value of interest rate swaps	499	(724)	1,641	2,140	(429)
Depreciation and amortization	396	481	395	791	948
EBITDA	(21,796)	(7,685)	(5,176)	(26,972)	(13,154)
Change in fair value of interest rate swaps	(499)	724	(1,641)	(2,140)	429
Corporate adjusted EBITDA	$(22,295)	$(6,961)	$(6,817)	$(29,112)	$(12,725)

Total company adjusted EBITDA	$85,800	$62,063	$73,408	$159,208	$102,529